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                                                                    EXHIBIT 10.1



                        NORTHLAND CABLE TELEVISION, INC.
                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

        This Agreement, dated as of November 12, 1997, is among NORTHLAND CABLE TELEVISION, INC., the LENDERS and THE FIRST NATIONAL BANK OF CHICAGO, as Agent. The parties hereto agree as follows:

        WHEREAS, the Borrower (this and other capitalized terms shall have the respective meanings set forth in Article I hereinbelow), the Agent, and certain Lenders (the "Prior Lenders") have entered into that certain Credit Agreement dated as of August 23, 1994, as heretofore amended (as so amended the "Prior Agreement") pursuant to which the Prior Lenders agreed to make extensions of credit available to the Borrower on the terms and conditions set forth therein; and

        WHEREAS, the Borrower, the Agent, and the Lenders party hereto desire to amend the Prior Agreement in certain respects more fully described hereinafter; and

        WHEREAS, pursuant to the terms of this Agreement, on the Effective Date,
(i) all loans and other obligations of the Borrower to the Prior Lenders outstanding as of such date shall be deemed to be loans and obligations outstanding hereunder, and (ii) all provisions of this Agreement not previously in effect shall become effective;

        NOW, THEREFORE, in consideration of the undertakings set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree that, effective upon the Effective Date, the Prior Agreement is hereby amended and restated in its entirety to read as follows:


                                    ARTICLE I

                                   DEFINITIONS

        As used in this Agreement:

        "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership or membership interests




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in a limited liability company.

        "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the applicable Lenders to the Borrower of the same Type under the same Facility and, in the case of Eurodollar Advances, for the same Interest Period.

        "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

        "Agent" means The First National Bank of Chicago in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

        "Aggregate Commitment" means the Aggregate Facility A Commitment or the Aggregate Facility B Commitment, as appropriate.

        "Aggregate Facility A Commitment" means the aggregate of the Facility A Commitments of all the Lenders (including amounts outstanding thereunder), as reduced from time to time pursuant to the terms hereof.

        "Aggregate Facility B Commitment" means the aggregate of the Facility B Commitments of all the Lenders (including amounts outstanding thereunder), as reduced from time to time pursuant to the terms hereof.

        "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

        "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

        "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

        "Annualized Operating Cash Flow" means, as at any date of determination thereof, the product of Operating Cash Flow for the most recently ended fiscal quarter of the Borrower multiplied by four.




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        "Applicable Margin" means, as appropriate, the applicable margin set forth in Section 2.4.

        "Arranger" means First Chicago Capital Markets, Inc., a Delaware corporation, and its successors.

        "Article" means an article of this Agreement unless another document is specifically referenced.

        "Authorized Officer" means any of John S. Whetzell, President of the Borrower; Richard I. Clark, Vice President and Treasurer of the Borrower; Gary
S. Jones, Vice President of the Borrower; or such other officers of the Borrower as the Borrower may designate in writing to the Agent from time to time, acting singly.

        "Borrower" means Northland Cable Television, Inc., a Washington corporation and Wholly-Owned Subsidiary of NTC, and its successors and assigns.

        "Borrowing Date" means a date on which an Advance is made hereunder.

        "Borrowing Notice" is defined in Section 2.8.

        "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

        "Capital Expenditures" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including that portion of Capitalized Leases which is capitalized on the balance sheet of the Borrower) by the Borrower and its Subsidiaries during that period that, determined in accordance with Agreement Accounting Principles, are required to be included in or reflected by the property, plant or equipment or similar fixed asset accounts reflected in the balance sheet of the Borrower, but excluding expenditures in respect of Permitted Acquisitions requiring the consent of the Required Lenders that would otherwise be deemed "Capital Expenditures" hereunder.

        "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        "Capitalized Lease Obligations" of a Person means the amount of the obligations of




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such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        "CATV Franchise" means, collectively, (i) any franchise, license, permit, wire agreement or easement granted by any political jurisdiction or unit or other franchising authority pursuant to which a Person has the right to operate a CATV System, (ii) any pole attachment agreement or underground conduit use agreement entered into in connection with the operation of any CATV System, and (iii) any legislation, regulation, bill, ordinance, agreement or other instrument or document setting forth all or any part of the terms of any FCC License or franchise, license, permit, wire agreement or easement described in clause (i) of this definition.

        "CATV System" means a system owned by the Borrower or any Subsidiary which transmits audio, video, digital or other signals or information by cable, optical, antennae, microwave, or satellite means, to Persons who pay to receive such transmissions.

        "Change in Control" means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of NTC; or (ii) NTC shall cease to own, free and clear of all Liens or other encumbrances, 100% of the outstanding shares of voting stock of the Borrower on a fully diluted basis.

        "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

        "Collateral" means, collectively, "Collateral" as defined in each of the Collateral Documents.

        "Collateral Documents" means, collectively, the Security Agreement, the Pledge Agreement, any security agreement delivered by a Subsidiary pursuant to
Section 6.23.2, and all other agreements, instruments, or documents necessary to effect the purposes of the Security Agreement, the Pledge Agreement, and such other security agreement, including, without limitation, UCC-1 Financing Statements suitable for filing in the appropriate jurisdictions.

        "Commitment" means a Facility A Commitment or a Facility B Commitment, as appropriate.

        "Condemnation" is defined in Section 7.8.

        "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or




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provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract, or application for a Letter of Credit.

        "Conversion Balance" means the aggregate principal amount of Advances outstanding under Facility B on the Conversion Date after giving effect to any voluntary Advances repaid under Facility B on such date.

        "Conversion Date" means March 31, 1998.

        "Conversion/Continuation Notice" is defined in Section 2.9.

        "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

        "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

        "Cumulative Leakage Index" means the permitted index or range of radiation leakage computed in accordance with the rules of the FCC and applicable to CATV Systems.

        "Debt" of a Person means such Person's (a) (i) indebtedness for borrowed money (including accrued but unpaid interest that is due and owing), (ii) guarantees, (iii) Letters of Credit, (iv) obligations under non-compete agreements and (v) Capitalized Lease Obligations of such Person and its Subsidiaries; but excluding (b) (i) intercompany debt and (ii) solely for purposes of calculating compliance with Section 6.19, Indebtedness represented by Subordinated Seller Notes.

        "Default" means an event described in Article VII.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

        "Effective Date" means the Business Day on which (a) the Borrower, the Agent and the Lenders have executed this Agreement and (b) all conditions to the effectiveness of this Agreement have been satisfied.

        "Eurodollar Advance" means an Advance which bears interest at a Eurodollar Rate.




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        "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate determined by the Agent to be the rate at which deposits in U.S. dollars are offered by First Chicago to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of First Chicago's relevant Eurodollar Loan and having a maturity approximately equal to such Interest Period.

        "Eurodollar Loan" means a Loan which bears interest at a Eurodollar
Rate.

        "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, if any, plus (ii) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

        "Excess Cash Flow" means, for any fiscal year, (a) the sum of (i) Operating Cash Flow for such fiscal year and (ii) cash and cash equivalents on hand at the last day of the immediately preceding fiscal year (up to a maximum of $500,000) minus (b) the sum of, without duplication, (i) Capital Expenditures, (ii) payments of interest (including administrative fees payable to the Agent and any commitment fee paid on the unused portion of the Aggregate Commitment) and scheduled principal (exclusive of mandatory prepayments made for Excess Cash Flow during such period), (iii) the increase, as of the last day of such fiscal year from the last day of the immediately preceding fiscal year, in the excess of current assets (less cash and short-term investments) over current liabilities, (iv) taxes paid, and (vi) cash used for Acquisitions and associated transaction costs, all calculated for such fiscal year for Borrower and its Subsidiaries on a consolidated basis.

        "FCC" means the Federal Communications Commission or any other regulatory body which succeeds to the functions of the Federal Communications Commission.

        "FCC License" means any community antenna relay service, broadcast auxiliary license, business radio, microwave or special safety radio service license issued by the FCC pursuant to the Communications Act of 1934, as amended.

        "Facility" means Facility A or Facility B, as appropriate.

        "Facility A" means a revolving credit facility in the amount of the Aggregate Facility A Commitment utilized under this Agreement pursuant to
Section 2.1.1.

        "Facility A Commitment" means, for each Lender, the obligation of such Lender to make Loans under Facility A not exceeding the amount set forth opposite its name on Schedule




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"1" hereto (but subject to Section 2.1.1) or as set forth in any Notice of
Assignment relating to any assignment that has become effective pursuant to
Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

        "Facility A Lenders" means, collectively, Lenders having Facility A Commitments.

        "Facility A Note" means a promissory note, in substantially the form of Exhibit "A" hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Facility A Commitment, including any amendment, modification, renewal or replacement of such promissory note.

        "Facility A Reduction Basis" means the amount of the Aggregate Facility A Commitment on March 31, 1999 after giving effect to any voluntary reduction in the Aggregate Facility A Commitment on such date.

        "Facility A Termination Date" means December 31, 2005.

        "Facility B" means a revolving credit facility (converting to a term loan facility on the Conversion Date) in the amount of the Aggregate Facility B Commitment utilized under this Agreement pursuant to Section 2.1.2.

        "Facility B Commitment" means, for each Lender, the obligation of such Lender to make term Loans under Facility B not exceeding the amount set forth opposite its name on Schedule "1" hereto or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to
Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

        "Facility B Lenders" means, collectively, Lenders having Facility B Commitments.

        "Facility B Note" means a promissory note, in substantially the form of Exhibit "B" hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Facility B Commitment, including any amendment, modification, renewal or replacement of such promissory note.

        "Facility B Termination Date" means December 31, 2005.

        "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized




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standing selected by the Agent in its sole discretion.

        "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

        "Fixed Charge Coverage Ratio" means, at any date of determination thereof, the ratio of (i)(a) the sum of (1) Operating Cash Flow for the period of twelve consecutive complete calendar months ending on or most recently ended prior to such date, plus (2) cash and cash equivalents on hand on the last day of the most recently ended fiscal quarter (up to a maximum of $500,000), plus
(3) insurance proceeds used to acquire replacement Property in accordance with
Section 6.6, minus (b) the sum of taxes and Capital Expenditures during such twelve-month period; to (ii) the payments of interest, fees (including administrative fees payable to the Agent and any commitment fee paid on the unused portion of the Aggregate Commitment but excluding any upfront and structuring fees payable to the Agent or to any underwriters in connection with the Senior Subordinated Notes) and scheduled principal with respect to Indebtedness required to be made during such twelve-month period; all calculated for the Borrower and its Subsidiaries on a consolidated basis.

        "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

        "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

        "Floating Rate Loan" means a Loan which bears interest at the Floating Rate.

        "Indebtedness" of a Person means such Person's (a) (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, and (vi) Contingent Obligations; but excluding (b) (i) intercompany debt and (ii) solely for purposes of calculating compliance with Section 6.19, Indebtedness represented by Subordinated Seller Notes.

        "Interest Coverage Ratio" means, at any date of determination thereof, the ratio of Operating Cash Flow to interest expense on Debt (including administrative fees payable to the Agent and any commitment fee paid on the unused portion of the Aggregate Commitment), all calculated for the most recently ended fiscal quarter.

        "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three, or, six months commencing on a Business Day selected by the Borrower pursuant to this




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Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three, or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

        "Intermedia Acquisition" means the acquisition by the Borrower of cable television subscribers in or near the communities of Aiken, Greenwood, Wareshoals, Saluda, McCormick, and Edgefield, South Carolina pursuant to that certain Asset Purchase Agreement by and between the Borrower as buyer and Intermedia Partners of Carolina, L.P. and Robin Cable Systems, L.P. as sellers dated as of August 27, 1997, as it may be amended from time to time.

        "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

        "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

        "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

        "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

        "Leverage Ratio" means the ratio of (i) Debt of the Borrower as at the last day of any fiscal quarter of the Borrower to (ii) Annualized Operating Cash Flow as of the end of such fiscal quarter.

        "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).




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        "Loan" means, with respect to a Lender, such Lender's portion of any
Advance.

        "Loan Documents" means this Agreement, the Notes, the Security Agreement (and any agreements, instruments, or documents executed by the Borrower necessary to effect the purposes of the Security Agreement) and the Subordination Agreement.

        "Management Fee Report" means a report substantially in the form of Exhibit "I" hereto.

        "Management Fees" means fees payable to NTC as permitted under Section 6.21.

        "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any Subsidiary to perform its obligations under the Transaction Documents, (iii) the ability of NTC to perform its obligations under the Pledge Agreement, or (iv) the validity or enforceability of any of the Transaction Documents or the rights or remedies of the Agent or the Lenders thereunder.

        "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

        "NCN" means Northland Cable News, Inc., a Washington corporation and Wholly-Owned Subsidiary of the Borrower, and its successors and assigns.

        "NCN Documents" means the security agreement and guaranty of NCN required under Section 6.23.2 and any agreements, instruments, or documents executed by NCN necessary to effect the purposes of such security agreement.

        "NTC" means Northland Telecommunications Corporation, a Washington corporation, and its successors and assigns.

        "Notes" means, collectively, the Facility A Notes and the Facility B Notes, and "Note" means any one of the Facility A Notes or the Facility B Notes.

        "Notice of Assignment" is defined in Section 12.3.2.

        "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents.




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        "Operating Cash Flow" means, for any period of determination thereof, the sum of (a) pre-tax income or deficit, as the case may be (excluding extraordinary gains and losses and gains and losses from sales of assets), (b) interest expense, (c) depreciation and amortization, and (d) deferred Management Fees, all calculated for the Borrower and its Subsidiaries for such period after giving effect to any acquisitions and disposition of assets of the Borrower and its Subsidiaries made during such period as if made on the first day of such period.

        "Participants" is defined in Section 12.2.1.

        "Payment Date" means the last day of each March, June, September, and December.

        "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

        "Permitted Acquisition" means, at any time of determination, any Acquisition by the Borrower or any Subsidiary which has been approved or consented to by (i) the board of directors or equivalent governing body of the Person whose assets or equity interests are to be acquired and (ii) in the event that the aggregate consideration for such Acquisition exceeds $2,000,000, the Required Lenders.

        "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

        "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

        "Pledge Agreement" means an amended and restated pledge agreement in substantially the form of Exhibit "E" hereto, dated as of the date hereof, duly executed and delivered to the Agent by NTC, as the same may be amended or modified and in effect from time to time.

        "Prior Agreement" is defined in the recitals to this Agreement.

        "Prior Lenders" is defined in the recitals to this Agreement.

        "Pro Forma Debt Service" means, at any date of determination thereof, the aggregate amount of payments of interest (including administrative fees payable to the Agent and any commitment fee to be paid on the unused portion of the Aggregate Commitment) and principal (excluding payments of principal required hereunder pursuant to Section 2.2.3) on Indebtedness required to be made by the Borrower and its Subsidiaries during the period of twelve consecutive complete calendar months commencing on the first day of the next calendar month succeeding such date of determination. For purposes of this ratio, pro forma interest on Debt shall be calculated at the Eurodollar Rate for an Interest Period of three months in effect




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on the date of calculation.

        "Pro Forma Debt Service Ratio" means, at any date of determination thereof, the ratio of Annualized Operating Cash Flow to Pro Forma Debt Service, in each case calculated as at such date of determination.

        "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

        "Purchasers" is defined in Section 12.3.1.

        "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

        "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

        "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any lease of Property having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more but does not include any amounts payable under Capitalized Leases of such Person.

        "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however,




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that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either
Section 4043(a) of ERISA or Section 412(d) of the Code.

        "Required Lenders" means Lenders in the aggregate having at least 66_% of the Aggregate Commitments or, if a Default has occurred and is continuing or if the Aggregate Commitments have been terminated, Lenders in the aggregate holding at least 66_% of the aggregate unpaid principal amount of the outstanding Advances.

        "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

        "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

        "Secured Obligations" means, collectively, (i) the Obligations and (ii) all Rate Hedging Obligations owing to one or more Lenders.

        "Security Agreement" means an amended and restated security agreement in substantially the form of Exhibit "D" hereto, dated as of the date hereof, duly executed and delivered to the Agent by the Borrower, as the same may be amended or modified and in effect from time to time.

        "Senior Debt" means, as at any date of determination, total Debt minus any outstanding Debt that on its terms is subordinated to senior indebtedness.

        "Senior Leverage Ratio" means, as at the last day of any fiscal quarter, the ratio of (i) Senior Debt as at the last day of such fiscal quarter to (ii) Annualized Operating Cash Flow for the fiscal quarter then ending.

        "Senior Subordinated Notes" means those certain 10 1/4% Senior Subordinated Notes issued by the Borrower in the aggregate amount of $100,000,000 due 2007 under that certain Indenture of even date herewith among the Borrower, NCN, and Harris Trust Company of California as trustee.

        "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

        "Subject Year" is defined in Section 2.2.3.

        "Subordination Agreement" means an amended and restated subordination agreement in substantially the form of Exhibit "F" hereto, dated as of the date hereof, duly executed by the Borrower, NTC, and the Agent on behalf of the Lenders as the same may be amended or modified and in effect from time to time.

        "Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders.

        "Subordinated Seller Notes" means subordinated notes evidencing Subordinated Indebtedness issued to a seller in connection with a Permitted Acquisition representing a holdback of not more than 5 percent of the aggregate consideration for such Permitted Acquisition.

        "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

        "Subsidiary Guaranty" means a guaranty in substantially the form of Exhibit "C" hereto, with appropriate insertions, duly executed and delivered to the Agent by a Subsidiary in accordance with Section 6.23.2, as the same may be amended or modified and in effect from time to time.

        "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets (before depreciation and amortization) of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

        "Transaction Documents" means the Loan Documents, the Collateral Documents, any Subsidiary Guaranty, and the Subordination Agreement.

        "Transferee" is defined in Section 12.4.

        "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or Eurodollar Advance.

        "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

        "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

        "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

        The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


                                   ARTICLE II

                                   THE CREDITS

2.1.    Commitments

        2.1.1. Facility A Commitment. From and including the Effective Date and prior to the Facility A Termination Date, each Facility A Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower under Facility A from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Facility A Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow under Facility A at any time prior to the Facility A Termination Date. The Facility A Commitments to lend hereunder shall expire on the Facility A Termination Date.

        2.1.1. Facility B Commitment. From and including the Effective Date and prior to the Conversion Date, each Facility B Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower under Facility B from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Facility B Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow under Facility B at any time prior to the Conversion Date. The Facility B Commitments to lend hereunder shall expire on the Conversion Date. Principal payments made after the Conversion Date on Advances made under Facility B may not be reborrowed.

 2.2. Required Payments; Termination.

     2.2.1. Facility A. The outstanding balance of Advances made under Facility A shall be payable in full on the Facility A Termination Date. The Borrower shall also make such mandatory prepayments as may be required upon giving effect to a reduction in the Aggregate Facility A Commitment pursuant to Section 2.5.3 so that the amount of Advances outstanding under Facility A at any time does not exceed the Aggregate Facility A Commitment as in effect at such time.

     2.2.2. Facility B. Installments of the Conversion Balance shall be payable on each Payment Date commencing with March 31, 1998 through and including the Facility B Termination Date. Each installment due on a Payment Date set forth below shall be in an amount equal to the lesser of the amount set forth opposite such Payment Date or the remaining balance of Advances outstanding under Facility B.

                       PAYMENT DATE                           AMOUNT
                       ------------                           ------
                          3/31/98                            $250,000
                          6/30/98                            $250,000
                          9/30/98                            $250,000
                          12/31/98                           $250,000
                          3/31/99                            $562,500
                          6/30/99                            $562,500
                          9/30/99                            $562,500
                          12/31/99                           $562,500
                          3/31/00                            $750,000
                          6/30/00                            $750,000
                          9/30/00                            $750,000
                          12/31/00                           $750,000
                          3/31/01                            $1,750,000
                          6/30/01                            $1,750,000
                          9/30/01                            $1,750,000
                          12/31/01                           $1,750,000
                          3/31/02                            $2,750,000
                          6/30/02                            $2,750,000
                          9/30/02                            $2,750,000
                          12/31/02                           $2,750,000
                          3/31/03                            $3,687,500
                          6/30/03                            $3,687,500
                          9/30/03                            $3,687,500
                          12/31/03                           $3,687,500
                          3/31/04                            $4,500,000
                          6/30/04                            $4,500,000
                          9/30/04                            $4,500,000
                          12/31/04                           $4,500,000
                          3/31/05                            $4,500,000
                          6/30/05                            $4,500,000
                          9/30/05                            $4,500,000
                      Facility B Termination Date     balance

             2.2.3. Mandatory Prepayments. In addition to the scheduled installments due on Advances under the Facilities as set forth above, if the Leverage Ratio as of December 31 of any year (a "Subject Year") commencing with 1998 is greater than 5.0 to 1.0, the Borrower shall, on or before April 1 of the following year, commencing April 1, 1999, make a mandatory prepayment of Advances under Facility A and

        Facility B in an amount equal to 50% of the Excess Cash Flow, if positive, for the Subject Year. Prepayments made under this Section
        2.2.3 shall be applied first against installments due under Section
        2.2.2 with respect to Facility B in the inverse order of maturity and then against installments due under Section 2.2.1 and Section 2.5.3 with respect to Facility A in the inverse order of maturity.

             2.2.4. Termination. All other unpaid Obligations shall be paid in full by the Borrower on the earliest to occur of (i) the Facility A Termination Date, (ii) the Facility B Termination Date, and (iii) the date on which all Commitments have expired or been terminated and no Advances are outstanding.

        2.3. Ratable Loans. Each Advance hereunder shall consist of Loans made under a Facility from the several Lenders ratably in proportion to the ratio that their respective Commitments under such Facility bear to the Aggregate Commitment under such Facility.

        2.4. Types of Advances; Applicable Margin. Advances under either Facility may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9. The Applicable Margin shall be based on the Leverage Ratio in accordance with the table below. The Leverage Ratio shall be determined from the financial statements delivered by the Borrower pursuant to Sections 6.1 (i) and (ii). The adjustment, if any, to the Applicable Margin shall be effective beginning on the fifth Business Day after the delivery of such financial statements. Until financial statements for the first quarter ending after the date hereof have been delivered, the maximum Applicable Margin shall apply.

                                                  APPLICABLE MARGIN
                                           ------------------------------
           LEVERAGE RATIO                           FACILITY A & B
---------------------------------          ------------------------------
Greater than
or equal to         But less than          Floating            Eurodollar
-------------------------------------------------------------------------
6.5                       -                 1.750%            3.000%
6.0                     6.5                 1.500%            2.750%
5.5                     6.0                 1.250%            2.500%
5.0                     5.5                 1.000%            2.250%
4.5                     5.0                 0.750%            2.000%
4.0                     4.5                 0.500%            1.750%
3.5                     4.0                 0.250%            1.500%
3.0                     3.5                 0.000%            1.250%
  -                     3.0                 0.000%            1.000%

        2.5. Fees; Reductions in Aggregate Commitments.

             2.5.1. Commitment Fees. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee of .5% per annum on the daily unborrowed portion of (i) such Lender's Facility A Commitment from the date hereof to and including the Facility A Termination Date (or such earlier date upon which the Aggregate Facility A Commitment has been permanently cancelled) and (ii) such Lender's Facility B Commitment from the date hereof to and including the Conversion Date (or such earlier date upon which the Aggregate Facility B Commitment has been permanently cancelled), in each case payable on each Payment Date hereafter, on the Conversion Date, and on the Facility A Termination Date. All accrued commitment fees under this Section 2.5.1 shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

             2.5.2. Agent's Fee. The Borrower agrees to pay to the Agent, for its own account, such fees as the Borrower and the Agent may agree upon from time to time.

             2.5.3. Mandatory Facility A Reductions. The Aggregate Facility A Commitment shall be permanently reduced quarterly on each Payment Date commencing with March 31, 1999 through and including the Facility A Termination Date. Each reduction in the Aggregate Facility A Commitment on a Payment Date set forth below shall be in an amount equal to the lesser of (i) the percentage of the Facility A Reduction Basis for each Payment Date set forth below opposite such year and (ii) the then-effective Aggregate Facility A Commitment.

                                                                       ANNUAL
                      YEAR          % (EACH PAYMENT DATE)            REDUCTION
                      ----          ---------------------            ---------
                      1999                  0.75%                       3.0%
                      2000                  1.25%                       5.0%
                      2001                  1.75%                       7.0%
                      2002                  2.50%                      10.0%
                      2003                  3.75%                      15.0%
                      2004                  5.00%                      20.0%
                      2005                 10.00%                      40.0%

             2.5.4. Voluntary Reductions. The Borrower may permanently reduce any Aggregate Commitment in whole, or in part ratably among the applicable Lenders in integral multiples of $500,000, upon at least three Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment under a Facility may not be reduced below the aggregate principal amount of the outstanding Advances under such Facility.

        2.6. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $500,000 (and in multiples of $500,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the applicable unused Aggregate Commitment.

        2.7. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $500,000 or any integral multiple of $500,000 in excess thereof any portion of the outstanding Floating Rate Advances upon three Business Days' prior written notice to the Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Agent. The Borrower may designate to which Facility any payment under this Section 2.7 shall apply. Principal payments made under this Section 2.7 on or after the Conversion Date on Advances outstanding under Facility B shall be applied to principal installments of Facility B payable under Section 2.2.2 in the inverse order of maturity.

        2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) at least one Business Day before the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

        (i)     the Facility under which such Advance is to be borrowed,

        (ii) the Borrowing Date, which shall be a Business Day, of such Advance,

        (iii)   the aggregate amount of such Advance,

        (iv)    the Type of Advance selected, and

        (v) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

        2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Interest Period or be converted into a Floating Rate Advance. Subject to the terms of Section 2.4 and Section 2.6, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

        (i) the requested date which shall be a Business Day, of such conversion or continuation;

        (ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

        (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

        2.10. Changes in Interest Rate, Etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9 to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to
Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance. No Interest Period for Advances under Facility A may end after the Facility A Termination Date and no Interest Period for Advances under Facility B may end after the Facility B Termination Date. The Borrower shall select Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Interest Period in order to make a mandatory repayment required pursuant to Section 2.2.

        2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. If any Advance is not paid at maturity, whether by acceleration or otherwise, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 2% per annum.

        2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders to whom such Obligations are due. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

        2.13. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its applicable Note, provided, however, that the failure to so record (or any error in such recordation) shall not affect the Borrower's obligations under such Note. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Authorized Officer. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

        2.14. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, and at maturity. Interest accrued on each Eurodollar

Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

        2.15. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof but in any event before the close of business on the day of such receipt, the Agent will notify each affected Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify the Borrower and each affected Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give the Borrower and each Lender prompt notice of each change in the Alternate Base Rate.

        2.16. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

        2.17. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of any Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

        2.18. Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.


                                   ARTICLE III

                             CHANGE IN CIRCUMSTANCES


         3.1. Yield Protection. If after the date of this Agreement any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

        (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder, or

        (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

        (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its applicable Commitment.

        3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender reasonably determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and
(ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

        3.3. Availability of Types of Advances. If any Lender reasonably determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance, then the Agent shall suspend the availability of the affected Type of Advance and require any Eurodollar

Advances of the affected Type to be repaid. The Borrower shall not be required to repay any Eurodollar Advance under this Section 3.3 prior to the last day of the applicable Interest Period unless such delay in repayment would violate any applicable law, rule, regulation, or directive, whether or not having the force of law.

        3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each affected Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance.

        3.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver to the Agent and the Borrower a written statement of such Lender as to the amount due, if any, under Sections 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement for up to one year.


                                   ARTICLE IV

                              CONDITIONS PRECEDENT


        4.1. Initial Advance. The Lenders shall not be required to make the initial Advance hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

        (i) Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of existence, both certified by the appropriate governmental officer in its jurisdiction of incorporation.

        (ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Agent) authorizing the execution of the Loan Documents.

        (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

        (iv) Copies of the articles of incorporation of NTC, together with all amendments, and a certificate of existence, both certified by the appropriate governmental officer in its jurisdiction of incorporation.

        (v) Copies, certified by the Secretary or Assistant Secretary of NTC, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Agent) authorizing the execution of the Pledge Agreement and any agreements, instruments, or documents executed by NTC necessary to effect the purposes of the Pledge Agreement.

        (vi) An incumbency certificate, executed by the Secretary or Assistant Secretary of NTC, which shall identify by name and title and bear the signature of the officers of NTC authorized to sign the Pledge Agreement.

        (vii) Copies of the articles of incorporation of NCN, together with all amendments, and a certificate of existence, both certified by the appropriate governmental officer in its jurisdiction of incorporation.

        (viii) Copies, certified by the Secretary or Assistant Secretary of NCN, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Agent) authorizing the execution of the NCN Documents.

        (ix) An incumbency certificate, executed by the Secretary or Assistant Secretary of NCN, which shall identify by name and title and bear the signature of the officers of NCN authorized to sign the NCN Documents.

        (x) A certificate, signed by a senior financial officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

        (xi) A written opinion of counsel to the Borrower, NTC, and NCN, addressed to the Lenders in substantially the form of Exhibit "G" hereto.

        (xii)   Notes payable to the order of each of the Lenders.

        (xiii) The Security Agreement, together with all agreements, instruments, and documents necessary to effect the purpose of the Security Agreement under applicable law, including without limitation duly executed UCC-1 financing statements describing the security interest of the Agent on behalf of the Lenders in the "Collateral" (as that term is defined in the Security Agreement) and acceptable for filing in the appropriate public offices in each jurisdiction which the Agent deems necessary or advisable to perfect the security interest created thereby.

        (xiv) The Pledge Agreement, together with (i) all stock certificates representing the Pledged Stock (as defined therein), (ii) stock powers duly executed in blank and (iii) duly executed UCC-1 financing statements describing the security interest of the Agent on behalf of the Lenders in the "Collateral" (as that term is defined in the Pledge Agreement) and acceptable for filing in the appropriate public offices in each jurisdiction which the Agent deems necessary or advisable to perfect the security interest created thereby.

        (xvi) A Subsidiary Guaranty duly executed and delivered to the Agent by NCN.

        (xvii) A security agreement duly executed and delivered to the Agent by NCN as required pursuant to Section 6.23.2, together with all agreements, instruments, and documents necessary to effect the purpose of such security agreement under applicable law, including without limitation duly executed UCC-1 financing statements describing the security interest of the Agent on behalf of the Lenders in the "Collateral" (as that term is defined in such security agreement) and acceptable for filing in the appropriate public offices in each jurisdiction which the Agent deems necessary or advisable to perfect the security interest created thereby.

        (xviii) Evidence satisfactory to the Agent and its counsel that the Agent is designated as loss payee on behalf of the Lenders on all insurance policies on the Property of the Borrower, together with any necessary documentation evidencing the assignment and perfection of the Lenders' security interest therein.

        (xix)   The insurance certificate described in Section 5.17.

        (xx)    The Subordination Agreement.

        (xxi) A subscriber report in respect of each CATV System owned by the Borrower and its Subsidiaries by region as of June 30, 1997.

        (xxii) Evidence satisfactory to the Agent and its counsel that the Borrower, NTC, and the Subsidiaries shall have made all filings and registrations with, or obtained all material approvals, orders, authorizations, franchises, consents, licenses, certificates and permits (including, without limitation, all CATV Franchises and FCC Licenses) from, the FCC, other federal, state and local regulatory or governmental bodies and authorities (including, without limitation, state and local filing or recording offices), and other Persons which are or may be required prerequisites to the validity, enforceability or non-voidability of the Transaction Documents or the pledge of the capital stock of the Borrower and the Subsidiaries or other assets subject to the Liens created pursuant to the Collateral Documents.

        (xxiii) Copies of the most recent Cumulative Leakage Index reports for the Borrower and its Subsidiaries, together with such other reports on environmental matters as the Agent may request, each of which shall be in form and substance satisfactory to the Agent and the Lenders.

        (xxiv) Evidence satisfactory to the Agent and its counsel that, prior to or simultaneously with the occurrence of the Effective Date, the Borrower shall have received the proceeds of the Senior Subordinated Notes.

        (xxv) Written money transfer instructions, in substantially the form of Exhibit "K" hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

        (xxvi) Such other documents as any Lender or its counsel may have reasonably requested.

        4.2. Advances for Permitted Acquisitions. The Lenders shall not be required to make any Advance hereunder the proceeds of which are or are to be used in connection with a Permitted Acquisition unless, in addition to satisfying the conditions set forth in Sections 4.1 and 4.3, the Borrower has furnished to the Agent with sufficient copies for the Lenders:

        (i) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of the agreements, instruments, and documents governing such Permitted

                Acquisition (including the most recent financial statements of the Acquisition candidate if available to the Borrower and documents evidencing or governing any Subordinated Seller Notes issued in connection with such Permitted Acquisition), which, together with all other aspects of such Permitted Acquisition, shall be in form and substance reasonably satisfactory to the Agent.

        (ii) Evidence satisfactory to the Agent and its counsel that all material approvals, authorizations, filings, registrations, consents, licenses, certificates and permits (including, without limitation, transfer documents or orders with respect to all affected CATV Franchises and FCC Licenses) in connection with such Permitted Acquisition have been or shall be obtained or made, as appropriate, from or with the FCC, other federal, state and local regulatory or governmental bodies and authorities (including, without limitation, state and local filing or recording offices), and other Persons which are or may be required prerequisites to the validity, enforceability or non-voidability of the Transaction Documents or the pledge of the capital stock of the Borrower and the Subsidiaries or other assets subject to the Liens created pursuant to the Collateral Documents.

        (iii) Copies of the most recent Cumulative Leakage Index reports for the assets being acquired in such Permitted Acquisition, together with such other reports on environmental matters as the Agent may request, each of which shall be in form and substance satisfactory to the Agent and the Lenders.

        (iv)    Any documents required pursuant to Section 6.23.2.

        (v) Such other documents related to such Permitted Acquisition as any Lender or its counsel may have reasonably requested.

        4.3. Each Advance. The Lenders shall not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances), unless on the applicable Borrowing Date:

        (i)     There exists no Default or Unmatured Default.

        (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

        (iii) The Borrower has delivered to the Agent a statement setting forth the Leverage Ratio (after giving effect to the contemplated Advance) as of such Borrowing Date.

        (iv) All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

        Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.3(i) and (ii) have been satisfied. Notwithstanding anything herein to the contrary, in the event that the Leverage Ratio indicated in the statement delivered pursuant to Section 4.3(iii) exceeds the applicable permitted Leverage Ratio as set forth in Section 6.19.4, the Lenders shall not be obligated to make the contemplated Advance. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit "H" hereto (after giving effect to the contemplated Advance) as a condition to making an Advance.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES


        The Borrower represents and warrants to the Lenders that:

        5.1. Corporate Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

        5.2. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

        5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No material order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents. The execution and delivery of the Transaction Documents does not constitute the transfer, assignment or disposition in any manner, voluntarily or involuntarily, directly or indirectly, of any license issued as of this date by the FCC in connection with the operation of any of the CATV Systems, or the transfer of control of the Borrower or any Subsidiary, within the meaning of Section 310(d) of the Communications Act of 1934, as amended.

        5.4. Financial Statements. The December 31, 1996 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

        5.5. Material Adverse Change. Since December 31, 1996, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

        5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

        5.7. Litigation and Contingencies. Except as set forth on Schedule "4" hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation, arbitration or proceedings, the Borrower has no material contingent obligations with respect to any litigation, arbitration, governmental investigation, proceeding or inquiry not provided for or disclosed in the financial statements referred to in Section 5.4.

        5.8. Subsidiaries. Schedule "2" hereto, as supplemented or modified by the Borrower in writing from time to time, contains an accurate list of all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

        5.9. ERISA. The Borrower has no Unfunded Liabilities. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

        5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

        5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

        5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction under which non-defaulting performance could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness in excess of $100,000 in the aggregate.

        5.13. Compliance With Laws, Etc. The Borrower and its Subsidiaries have materially complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property (including, without limitation, those relating to the Cumulative Leakage Index). The Borrower and the Subsidiaries have obtained all material franchises, licenses, consents, approvals and authorizations granted or issued by any public or governmental body, agency or authority necessary and appropriate to operate the CATV Systems and all such franchises, licenses, certificates, consents, approvals and authorizations are in full force and effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

        5.14. Ownership of Properties. Except as set forth on Schedule "3" hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.18, to all of the Property and assets reflected in the financial statements as owned by it.

        5.15. Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

        5.16. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        5.17. Insurance. The certificate signed by the President or a senior officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower and that has been furnished by the Borrower to the Agent and the Lenders, is complete and accurate as of the date of this Agreement. This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

        5.18. Solvency. (i) Immediately after the consummation of the transactions contemplated by this Agreement and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and the Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and the Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

        (ii) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.


                                   ARTICLE VI

                                    COVENANTS


        During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

        6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the
Lenders:

        (i) Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by the Borrower's independent certified public accountants) audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (a) any management letter prepared by said accountants, and (b) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

        (ii) Within 45 days after the close of each quarterly period of each of its fiscal years, for itself and the Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, subject to normal year-end audit adjustments, and a Management Fee Report, all certified by a senior financial officer.

        (iii) Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit "H" hereto signed by a senior financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

        (iv) As soon as available, but in any event within 30 days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated income statement and funds flow statement) of the Borrower for such fiscal year.

        (v) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, if any, certified as correct by an actuary enrolled under ERISA.

        (vi) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by a senior financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

        (vii) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and
                (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

        (viii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

        (ix) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

        (x) Promptly upon the request of the Agent or any Lender, copies of all material amendments or renewals of material franchises, licenses, consents, approvals and authorizations granted or issued by any public or governmental body, agency or authority necessary and appropriate to operate the CATV Systems and of all other material nonroutine communications between the Borrower or any Subsidiary and the FCC or any other federal, state, or local regulatory entity having jurisdiction over the Borrower or such Subsidiary.

        (xi) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

        6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances to refinance Indebtedness existing prior to the effective date of this Agreement, for working capital purposes, to finance the purchase of approximately 35,000 cable television subscribers and other costs of the Intermedia Acquisition, for other general corporate purposes, to make other Permitted Acquisitions, and to repay outstanding Advances. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U) or to make any other Acquisition.

        6.3. Notice of Default, Etc. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Agent, which shall promptly notify the Lenders, of the occurrence of (a) any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect; (b) the receipt by the Borrower or any Subsidiary of any notice from any federal, state or local governmental or regulatory body or authority of the expiration without renewal, termination, material modification or suspension of, or institution of any proceedings to terminate, materially modify, or suspend, any CATV Franchise, FCC License or other license granted by any governmental authority now or hereafter held by the Borrower or any Subsidiary the lack of which could reasonably be expected to have a Material Adverse Effect; or (c) any state or local statute, regulation or ordinance or judicial or administrative order, or any federal judicial or administrative order specifically addressed to the Borrower or any Subsidiary, limiting or controlling the operations of the Borrower or any Subsidiary which has been issued or adopted hereafter and which could reasonably be expected to have a Material Adverse Effect on the operation of any of the CATV Systems.

        6.4. Conduct of Business; Maintenance of Licenses. The Borrower will, and will cause each Subsidiary to, (a) carry on and conduct the business of owning and operating the CATV Systems in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted; (b) do all things necessary to remain duly incorporated or organized, validly existing and in good standing as a domestic corporation or partnership in its jurisdiction of incorporation or organization and maintain all requisite authority to conduct its business in each jurisdiction in which the failure to maintain such authority could reasonably be expected to have a Material Adverse Effect; and
(c) do all things necessary to renew, extend and continue in effect all permits, licenses and authorizations which may at any time and from time to time be necessary to operate the CATV Systems in compliance with all applicable laws and regulations, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

        6.5. Taxes. The Borrower will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

        6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Agent upon request full information as to the insurance carried. The Borrower will take all actions (including the execution of appropriate documentation) from time to time reasonably requested by the Agent or any Lender in order to maintain the assignment or perfection of the security interest of the Agent on behalf of the Lenders therein. Unless a Default or Unmatured Default has occurred and is continuing, the Borrower shall be entitled to receive the proceeds of any insurance on the Property of the Borrower and its Subsidiaries provided and to the extent that such insurance proceeds are used to acquire replacement Property within the later to occur of (i) 120 days after the occurrence of the casualty underlying the payment of such proceeds and (ii) 30 days after the receipt of such insurance proceeds by the Borrower or a Subsidiary. The Borrower will deliver to the Agent any insurance proceeds not used to acquire replacement Property within the applicable period. The Lenders shall apply any insurance proceeds they may receive to outstanding Obligations in the order set forth in
Section 2.7.

        6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, all applicable rules and regulations of the FCC and any other state or local regulatory or governmental authority.

        6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

        6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

        6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that any Subsidiary may declare and pay dividends to the Borrower or to a Wholly-Owned Subsidiary.

        6.11. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

        (i)     The Loans.

        (ii) Indebtedness existing on the date hereof and described in Schedule "3" hereto.

        (iii)   Contingent Obligations permitted under Section 6.17.

        (iv)    Rate Hedging Obligations.

        (v)     Indebtedness of any Wholly-Owned Subsidiary to the Borrower.

        (vi) Capitalized Lease Obligations not exceeding, in the aggregate for the Borrower and the Subsidiaries, $500,000 at any one time outstanding.

        (vii)   The Senior Subordinated Notes and any Subordinated Seller Notes.

        (viii) Additional Indebtedness not exceeding, in the aggregate for the Borrower and the Subsidiaries, $1,000,000 at any one time outstanding.

        6.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge with the Borrower or a Wholly-Owned Subsidiary.

        6.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except for (i) sales of equipment and inventory in the ordinary course of business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction; (ii) the sale or other disposition (other than a sale or disposition described in the preceding clause (i) of this Section 6.13) of Property that is no longer used or useful in the business of the Borrower or the disposing Subsidiary, provided that, within 30 days of any such sale or other disposition, the Borrower or such Subsidiary, as appropriate, replaces such Property with Property having substantially equivalent value, and (iii) leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (iii) of this Section 6.13 during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

        6.14. Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse except in the ordinary course of business on terms and conditions customary in the Borrower's or such Subsidiary's industry.

        6.15. Sale and Leaseback. The Borrower will not, nor will it permit any Subsidiary to, sell or transfer any of its Property in order to concurrently or subsequently lease as lessee such or similar Property.

        6.16. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

        (i)     Permitted Acquisitions.

        (ii) Short-term obligations of, or fully guaranteed by, the United States of America.

        (iii) Commercial paper rated A-l or better by Standard & Poor's Ratings Group or P-l or better by Moody's Investors Service, Inc.

        (iv) Demand deposit accounts maintained in the ordinary course of business.

        (v) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

        (vi) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule "2" hereto.

        6.17. Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) franchise bonds, performance bonds, Letters of Credit required in the ordinary course of business and similar bonds, indemnities, and sureties, in each case not representing, securing, or otherwise involving Indebtedness for borrower money, (iii) to the extent permitted under Section 6.11(vii), (iv) Subsidiary Guaranties, (v) guaranties by Subsidiaries of Indebtedness of other Subsidiaries, and (vi) guaranties by Subsidiaries of Indebtedness of the Borrower which are subordinated to the Subsidiary Guaranties to the written satisfaction of the Required Lenders which shall not be unreasonably withheld or delayed.

        6.18. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

        (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

        (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

        (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

        (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

        (v) Liens existing on the date hereof and described in Schedule "3" hereto.

        (vi) Liens in favor of the Lenders granted pursuant to any Collateral Document.

        (vii) Liens securing additional Indebtedness not exceeding, in the aggregate for the Borrower and the Subsidiaries, $1,000,000 at any one time outstanding.

        6.19.   Financial Covenants.

                 6.19.1. Interest Coverage Ratio. The Borrower will maintain, as at the last day of each fiscal quarter ending during the periods set forth below commencing with the fiscal quarter ending December 31, 1997, an Interest Coverage Ratio of not less than the ratio set forth below opposite each such period:

                          PERIOD                                 RATIO
                          ---------------------------------------------
                          Prior to 12/31/99                      1.25:1
                          12/31/99 through 12/31/01              1.50:1
                          3/31/02 through 12/31/02               2.00:1
                          Thereafter                             2.25:1

                 6.19.2. Pro Forma Debt Service Ratio. The Borrower will maintain, as at the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 1997, a Pro Forma Debt Service Ratio of not less than the ratio set forth below opposite each such period:

                          PERIOD                                 RATIO
                          ---------------------------------------------
                          Prior to 3/31/99                       1.15:1
                          3/31/99 and thereafter                 1.20:1

                 6.19.3. Fixed Charge Coverage Ratio. The Borrower will maintain, as at the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 1997, a Fixed Charge Coverage Ratio of not less than 1.05 to 1.0.

                 6.19.4. Leverage Ratio. The Borrower will maintain at all times during each fiscal quarter ending during the periods set forth below, a Leverage Ratio of not more than the ratio set forth below opposite each such period:

                          PERIOD                                 RATIO
                          ---------------------------------------------
                          Through 12/31/98                       7.00:1
                          1/1/99 through 12/31/99                6.75:1
                          1/1/00 through 12/31/00                6.25:1
                          1/1/01 through 12/31/01                5.75:1
                          1/1/02 through 12/31/02                5.00:1
                          1/1/03 through 12/31/03                4.50:1
                          Thereafter                             4.00:1

                 6.19.5. Senior Leverage Ratio. The Borrower will maintain at all times during each fiscal quarter ending during the periods set forth below, a Senior Leverage Ratio of not more than the ratio set forth below opposite each such period:

                          PERIOD                                 RATIO
                          ---------------------------------------------
                          Through 12/31/98                       4.00:1
                          1/1/99 through 12/31/99                3.75:1
                          1/1/00 through 12/31/00                3.50:1
                          Thereafter                             3.00:1

        6.20. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

        6.21. Management Fees. The Borrower may pay Management Fees in cash in the first two months of any fiscal quarter in an amount not in excess of 5% of revenues for such month (as estimated by the Borrower in good faith). The Borrower shall defer payment of Management Fees for the third month of any fiscal quarter until it has delivered quarterly financial statements for such fiscal quarter pursuant to Section 6.1(ii), at which time it shall reduce or adjust Management Fees permitted to be paid as necessary to reflect differences between actual and estimated revenues for prior months in accordance with the actual revenues set forth in such financial statements. Notwithstanding anything in this Section 6.21 to the contrary, no Management Fees may be paid if, before or after giving effect thereto, a Default or Unmatured Default has occurred and is continuing. Any such Management Fees which may not be so paid shall be deferred; Management Fees so deferred may be paid only out of Excess Cash Flow that is not payable to the Lenders and only so long as no Default or Unmatured Default shall exist.

        6.22. Subordinated and Other Indebtedness. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or other Indebtedness.

        6.23.    Collateral Security; Further Assistance.

                 6.23.1. Grant of Security. As security for the payment of the Secured Obligations, the Borrower shall cause to be granted to the Agent on behalf of the Lenders a Lien on and security interest in all of the following, whether now or hereafter existing or acquired: (i) all of the outstanding stock of the Borrower and all proceeds thereof, all as more specifically described in the Pledge Agreement; (ii) all of the outstanding equity interests in any Subsidiary and all proceeds thereof; and (iii) all other assets of the Borrower and all proceeds thereof, all as more specifically described in and subject to the provisions of the Security Agreement.

                 6.23.2. Subsidiaries. The Borrower shall cause the Secured Obligations to be and remain guarantied in writing by each Subsidiary pursuant to a Subsidiary Guaranty in form and substance satisfactory to the Required Lenders. As security for the payment of any Subsidiary's guaranty of the Secured Obligations, the Borrower shall cause such Subsidiary to grant to the Agent on behalf of the Lenders a Lien on and security interest in all of the assets of such Subsidiary, whether now or hereafter existing or acquired, and all proceeds thereof, all as more specifically described in and subject to the provisions of a security agreement substantially identical to the Security Agreement with appropriate adjustments for such Subsidiary. Upon execution of a Subsidiary Guaranty and security agreement by any Subsidiary created or acquired after the date of this Agreement, the Borrower shall also cause to be delivered to the Agent such items evidencing legal existence, validity, power, and authorization (including, without limitation, an opinion of counsel) comparable to the items required with respect to NCN pursuant to Sections 4.1(vii), (viii), and (ix) as the Agent may reasonably require.

                 6.23.3. Exercise of Rights. Notwithstanding any other provision of the Transaction Documents, it is the intention of the parties hereto that the security interests and Liens of the Agent in and on the Collateral shall in all relevant aspects be subject to and governed by the Communications Act of 1934 (as such act may be in effect from time to time) or any successor statute or statutes thereto and the respective rules and regulations thereunder, as well as any other federal, state, or other law applicable to or having jurisdiction over the Borrower's or any Subsidiary's industry or the Borrower or any Subsidiary, and that nothing in this Agreement shall be construed to diminish the control exercised by the Borrower except in accordance with the provisions of such statutory requirements and rules and regulations and the terms and conditions of this Agreement. In connection with any exercise by the Agent or any Lender of its right and remedies under the Collateral Documents, it may be necessary to obtain the prior consent or approval of certain Persons, including but not limited to the FCC and other applicable governmental authorities. Upon the exercise by the Agent or the Lenders of any power, right, privilege or remedy pursuant to any Collateral Document which requires any consent, approval, registration, qualification or authorization of any Person, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments, and other documents and papers that the Agent or the Lenders may be required to obtain for such consent, approval, registration, qualification or authorization. Without limiting the generality of the foregoing, the Borrower will use its best efforts to obtain from the appropriate Persons the necessary consents and approvals, if any, for the effectuation of any sale or sales of pledged interests under the Pledge Agreement upon the occurrence and during the continuance of a Default; and for the exercise of any other right or remedy of the Agent and Lenders under any Collateral Document. The Agent and the

        Lenders will cooperate with the Borrower in preparing the filing with any Persons of all requisite applications required to be obtained by the Borrower under this Section 6.23.3.


                                   ARTICLE VII

                                    DEFAULTS


        The occurrence of any one or more of the following events shall constitute a Default:

         7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Transaction Document shall be materially false on the date as of which made.

         7.2. Nonpayment of principal of any Note when due, or nonpayment of interest upon any Note or of any commitment fee or other obligations under any of the Loan Documents within five days after the same becomes due.

         7.3. The breach by the Borrower of any of the terms or provisions of
Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20,
6.21, 6.22, or 6.23.

         7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within five days after written notice from the Agent or any Lender.

         7.5. Failure of the Borrower or any of its Subsidiaries or NTC to pay any Indebtedness in the aggregate in excess of $100,000 when due; or the default by the Borrower or any of its Subsidiaries or NTC in the performance of any term, provision or condition contained in any agreement under which any Indebtedness in the aggregate in excess of $100,000 was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of the Borrower or any of its Subsidiaries or NTC in the aggregate in excess of $100,000 shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries or NTC shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

         7.6. The Borrower or any of its Subsidiaries or NTC shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

        7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, or NTC, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or NTC or any Substantial Portion of its Property, or a proceeding described in
Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries or NTC and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

        7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries or NTC which, when taken together with all other Property of the Borrower and its Subsidiaries or NTC so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

        7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $100,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

        7.10. The Borrower shall incur Unfunded Liabilities or any Reportable Event shall occur in connection with any Plan.

        7.11. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan.

        7.12. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs.

        7.13. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation (including, without limitation, those relating to the Cumulative Leakage Index), which, in either case, could reasonably be expected to have a Material Adverse Effect.

        7.14. Any Change in Control shall occur.

        7.15. The occurrence of any "default," as defined in any Transaction Document (other than this Agreement or the Notes) or the breach of any of the terms or provisions of any Transaction Document (other than this Agreement or the Notes), which default or breach continues beyond any period of grace therein provided.

        7.16. Nonpayment by the Borrower of any Rate Hedging Obligation beyond any applicable grace period or the breach by the Borrower of any term, provision or condition contained in any agreement, device or arrangement giving rise to any Rate Hedging Obligation beyond any applicable grace period.

        7.17. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Borrower or NTC, as applicable, shall fail to comply with any of the terms or provisions of any Collateral Document.

        7.18. Any Subsidiary Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Subsidiary Guaranty, or any Subsidiary shall fail to comply with any of the terms or provisions of any Subsidiary Guaranty to which it is a party.

        7.19. (a) Any license, authorization, consent or permit (including, without limitation, any CATV Franchise or FCC License) necessary for the ownership or essential for the operation by the Borrower or any Subsidiary of any CATV System shall expire, and on or prior to such expiration, the same shall not have been renewed or replaced by another license, authorization, consent or permit authorizing substantially the same operations of such CATV

System; or (b) any license, authorization, consent or permit (including, without limitation, any CATV Franchise or FCC License) necessary for the ownership or essential for the operation of any CATV System shall be cancelled, revoked, terminated, rescinded, annulled, suspended or modified in a materially adverse respect, or shall no longer be in full force and effect, or the grant or the effectiveness thereof shall have been stayed, vacated, reversed or set aside, and such action shall be no longer subject to further administrative or judicial review; or (c) the FCC shall have issued any hearing designation order in any non-comparative license renewal proceeding or any license revocation proceeding involving any license necessary for the ownership or essential for the operation of any CATV System; or (d) in any comparative (multiple applicant) license renewal proceeding involving any license necessary for the ownership or essential for the operation of any CATV System, any administrative law judge of the FCC (or successor to the functions of an administrative law judge of the FCC) shall have issued an initial decision to the effect that the Borrower or any Subsidiary lacks the qualifications to own or operate such CATV System, and such initial decision shall not have been timely appealed or shall otherwise have become an order that is final and no longer subject to further administrative or judicial review, (provided, however, that none of the foregoing events described in clause (c) or (d) of this Section 7.18 shall constitute a Default if, assuming the final and non-appealable loss by the Borrower or any Subsidiary of any such license, authorization, consent or permit at the conclusion of all legal proceedings incident thereto, such loss would not materially adversely affect the value of the Collateral or the Borrower's or any Subsidiary's ability to perform its obligations under the Transaction Documents); or (e) any CATV System shall fail for any period of five consecutive calendar days to operate or maintain any broadcast signal, and such failure is not covered by business interruption insurance and the revenue stream derived from the particular CATV System failing to so operate or maintain a broadcast signal is material to the revenue stream of the Borrower and the Subsidiaries taken as a whole; or (f) any CATV System shall fail for any period of five consecutive calendar days to maintain a broadcast signal that is material to its operations receivable without either material interference or the use of any equipment other than ordinary consumer antennae and receivers, and such failure is not covered by business interruption insurance and the revenue stream derived from the particular CATV System failing to so operate or maintain a broadcast signal is material to the revenue stream of the Borrower and the Subsidiaries taken as a whole.

        7.20. Twenty-five percent (25%) or more of the value of any class of equity interests in the Borrower shall be held by "benefit plan investors" within the meaning of 29 C.F.R. ss.2510.3-101(f).

                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES


        8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

        If, within 14 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

        8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Transaction Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

        (i) Extend the maturity of any Loan or Note or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

        (ii) Reduce the percentage specified in the definition of Required Lenders.

        (iii) Extend the Conversion Date, the Facility A Termination Date or the Facility B Termination Date, or reduce the amount or extend the payment dates for, the mandatory payments required under
                Section 2.2, or increase the amount of any Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

        (iv)    Amend this Section 8.2.

        (v) Except as provided in the Collateral Documents, release all or substantially all of the Collateral or any Subsidiary Guaranty.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

        8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Transaction Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Transaction Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Transaction Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.


                                   ARTICLE IX

                               GENERAL PROVISIONS


        9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated. Except as otherwise provided in this Agreement, no representations and warranties of the Borrower and no obligations of the Borrower shall survive beyond the payment in full of the Obligations.

        9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

        9.3. Taxes. Any taxes (excluding federal income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Transaction Documents shall be paid by the Borrower, together with interest and penalties, if any.

        9.4. Headings. Section headings in the Transaction Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Transaction Documents.

        9.5. Entire Agreement. The Transaction Documents embody the entire agreement and understanding among the Borrower, NTC, NCN, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, NTC, NCN, the Agent and the Lenders relating to the subject matter thereof.

        9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.7, 9.11 and 10.10 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

        9.7. Expenses; Indemnification. The Borrower shall reimburse the Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Transaction Documents. The Borrower also agrees to reimburse the Agent, the Arranger, and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, the Arranger, and the Lenders, which attorneys may be employees of the Agent, the Arranger, or the Lenders) paid or incurred by the Agent, the Arranger, or any Lender in connection with the collection and enforcement of the Transaction Documents. The Borrower further agrees to indemnify the Agent, the Arranger, and each Lender, their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Transaction Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

        9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

        9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower's audited financial statements.

        9.10. Severability of Provisions. Any provision in any Transaction Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Transaction Documents are declared to be severable.

        9.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent, the Arranger, nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

        9.12. CHOICE OF LAW. THE TRANSACTION DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

        9.13. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY TRANSACTION DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

        9.14. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND

EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY TRANSACTION DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

        9.15. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, (vi) permitted by Section 12.4, and (vii) of information which has become public through no fault of that Lender.

        9.16. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Loans provided for herein.

        9.17. Compliance with Laws. The performance of this Agreement by the Borrower shall be subject at all times to all laws, regulations and rules of the United States of America, and any agency or instrumentality thereof, and of any State, and any agency or instrumentality thereof. None of the Borrower, Agent or Lenders shall be bound by any terms of this Agreement that are in conflict with such law, regulations and rules.

        9.18. Approval of Cable Authorities. Notwithstanding any provisions in this Agreement to the contrary, no action shall be taken by the Agent or the Lenders with respect to any items of the Collateral unless and until all necessary requirements, if any, of the Communications Act of 1934, the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992 (in each case as it has been or may be amended from time to time) and the respective rules and regulations thereunder, as well as any other federal, state, or other law applicable to or having jurisdiction over the cable television industry or the Borrower or any appropriate Subsidiary have been fully satisfied with respect to such action and there have been obtained such consents, approvals, and authorizations, if any, as may be required to be obtained from the FCC and any other such governmental authority or utility or telephone company under the terms of any franchise, license, or similar operating right held by the Borrower or such Subsidiary and included in the Collateral. It is the intention of the parties hereto that the security interests and liens of the Agent in and on the Collateral shall in all relevant aspects be subject to and governed by said statutes, rules, and regulations and that nothing in this Agreement or any other Transaction Document shall be construed to diminish the control exercised by the Borrower or any Subsidiary except in accordance with the provisions of such statutory requirements and rules and regulations and the terms and conditions of this Agreement and the other Transaction

Documents. Upon the Agent's request, the Borrower agrees that it will use its best efforts to promptly obtain any and all governmental, regulatory, utility, or telephone company consents, approvals, or authorizations referred to in this
Section 9.18.

        9.19. Effect on Prior Agreement; Ratification. The Borrower, the Agent, and the Lenders agree that, on the Effective Date, all indebtedness, liabilities and obligations of the Borrower to the Prior Lenders outstanding under the Prior Agreement and the promissory notes delivered under the Prior Agreement shall, to the extent not paid on such date, be deemed to be Obligations outstanding under this Agreement and under the Notes. Each Prior Lender party to this Agreement shall, promptly after receipt of its Note under this Agreement, return to the Borrower the promissory notes received by it in connection with the Prior Agreement. The Borrower, the Agent, and the Lenders agree that (i) all terms and conditions of the Prior Agreement which are amended and restated by this Agreement shall remain effective until such amendment and restatement becomes effective under this Agreement, (ii) the representations, warranties and covenants set forth herein shall become effective concurrently with the occurrence of the Effective Date, and (iii) as of the Effective Date, each reference in any Transaction Document to the "Agreement" or "Credit Agreement" shall be deemed to be a reference to the Prior Agreement as amended and restated in the form of this Agreement.


                                    ARTICLE X

                                    THE AGENT


        10.1. Appointment. The First National Bank of Chicago is hereby appointed Agent hereunder and under each other Transaction Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this
Article X. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

        10.2. Powers. The Agent shall have and may exercise such powers under the Transaction Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Transaction Documents to be taken by the Agent.

        10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Transaction Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

        10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Transaction Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Transaction Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent; (iv) the validity, effectiveness or genuineness of any Transaction Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

        10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Transaction Document in accordance with written instructions signed by the Required Lenders (or, if required by Section 8.2, each Lender affected thereby), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Transaction Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

        10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Transaction Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Transaction Document.

        10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

        10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Transaction Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Transaction Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Transaction Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this
Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

        10.9. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Transaction Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Transaction Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

        10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger, or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Transaction Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents.

        10.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders and with the consent of the Borrower (which shall not be unreasonably withheld), a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Transaction Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Transaction Documents.

        10.12. Agent's Fee. The Borrower agrees to pay to the Agent, for its own account, the fees agreed to by the Borrower, the Agent, and the Arranger pursuant to that certain letter agreement dated October 15, 1997, or as otherwise agreed from time to time.

        10.13. Execution of Collateral Documents. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf the Security Agreement and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Security Agreement.

        10.14. Collateral Releases. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Transaction Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.

        10.15. Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS


        11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

        11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans under any Facility (other than payments received pursuant to Sections 3.1, 3.2, or 3.4) in a greater proportion than that received by any other Lender under such Facility, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders under such Facility so that after such purchase each Lender will hold its ratable proportion of Loans under such Facility. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                                   ARTICLE XII

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS


        12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Transaction Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

        12.2.    Participations.

                 12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Transaction Documents, provided that any such sale shall be at no cost to the Borrower. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Transaction Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Transaction Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Transaction Documents. The consent of the Borrower shall be required prior to a participation becoming effective with respect to a Participant which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed.




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

                 12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Transaction Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, or releases any substantial portion of collateral, if any, securing any such Loan.

                 12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
        Section 11.1 in respect of its participating interest in amounts owing under the Transaction Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Transaction Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

        12.3.    Assignments.

                 12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Transaction Documents, provided that (i) any such assignment shall be at no cost to the Borrower, and (ii) unless such Lender assigns all of its rights and obligations under the Transaction Documents to a Purchaser, each such assignment shall be in a minimum amount of $5,000,000. Such assignment shall be substantially in the form of Exhibit "J" hereto or in such other form as may be agreed to by the parties thereto. The consents of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed.

                 12.3.2. Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit "1" to Exhibit "J" hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (ii) payment of a $4,000 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of

        Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

        12.4. Dissemination of Information. The consent of the Borrower shall be required prior to disclosure by any Lender to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") other than a Lender or an Affiliate thereof and any prospective Transferee other than a Lender or an Affiliate thereof any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each such Transferee and prospective Transferee agrees to be bound by Section 9.15 of this Agreement. Such consent shall not be unreasonably withheld or delayed.

        12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.18.

                                  ARTICLE XIII

                                     NOTICES


        13.1. Giving Notice. Except as otherwise permitted by Section 2.13 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Transaction Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

        13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                                   ARTICLE XIV

                                  COUNTERPARTS


        This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

        IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.



                                       NORTHLAND CABLE TELEVISION, INC.


                                       By: _____________________________________
                                              James A. Penney
                                              Vice President

                                              1201 Third Avenue
                                              Suite 3600
                                              Seattle, Washington  98101

                                       Attention:    John S. Whetzell
                                                     President

                                                     James A. Penney
                                                     Vice President

                                       Telecopier:   (206) 674-3950


                                       THE FIRST NATIONAL BANK OF
                                         CHICAGO, INDIVIDUALLY AND AS AGENT

                                       By: _____________________________________
                                              Ronna Prince
                                              Vice President

                                              One First National Plaza
                                              Chicago, Illinois  60670

                                       Attention:  Communications Division

                                       Telecopier:   (312) 732-8587








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